EXHIBIT 16

May 22, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Zoo Entertainment, Inc.’s Form 8-K, dated May 17, 2012 as filed with the Securities and Exchange Commission and have the following comments:

Paragraph (a)

We agree with the statements made in the paragraphs as they relate to our firm.

Paragraph (b)

We have no basis on which to agree or disagree with the information regarding other accountants contained in the paragraphs.

Very truly yours,

/s/ EisnerAmper LLP